Exhibit 10.11

BARE ESCENTUALS San Francisco
71 Stevenson Street, 22nd Floor
San Francisco, CA 94105
TEL 415) 489.5000 FAX 415) 489.5999
www.BareEscentuals.com

April 3, 2006

Diane Miles

2776 Union St., Apt. #3

San Francisco, CA  94123

Dear Diane,

On behalf of Bare Escentuals, I am pleased to extend this revised offer of full-time employment to you as President, reporting to me.  Your areas of responsibilities will cover Retail, Sales & Marketing, Direct Response, Brand Awareness, Human Resources, Creative, Product Development and Strategic Planning.  This letter supersedes our letters dated 3/22/06 and 3/31/06.  Our offer is contingent upon satisfactory completion of background screening and receipt of satisfactory references.

SALARY

•                  Your annualized salary will be $500,000.00 and will be compensated at the rate of $19,230.77 on a bi-weekly basis.

•                  You will also receive a one-time sign-on bonus in the amount of $100,000 (less the customary taxes) to be paid upon the commencement of your employment.

BONUS

•                  You will participate in our bonus plan with an annual target bonus of 70% of your base salary ($350,000); the actual bonus payment is based upon Company performance and your individual performance and accomplishments.  We will guarantee you a bonus of a minimum of 70% of your base compensation (less the customary taxes) earned in the current year 2006.

•                  Bonuses are paid once a year (after the close of the fiscal year).  Eligibility is also dependent on active employment at the time of payout.

STOCK OPTIONS

•                  Once you commence employment with Bare Escentuals, we will receive 400,000 stock options at the fair market value. All options have a five year vesting schedule.

BENEFITS

•                  Bare Escentuals offers comprehensive medical, dental and vision coverage. The majority of the cost of this coverage for employees is borne by the Company. Coverage begins on the first day of the month following 30 days of employment.

•                  We also provide Company paid basic life insurance of one times your base salary, and short and long term disability insurance. In addition, we offer Voluntary Supplemental Life/AD&D Insurance and a Deferred Compensation Plan.

•                  You will receive 22 days of Paid Time Off (PTO) each year, in addition to the eight (8) observed federal holidays. PTO days may be used for vacation, personal time, illness or time of to care of family.

OTHER TERMS

•                  You will receive twelve (12) months of base salary severance pay should your employment end for any reason other than termination by the Company for “cause”. The term “cause” shall mean that the Board of Directors of the Company has determined, in its reasonable judgment, that any one or more the following has occurred:

•                  the employee shall have been convicted of, or shall have pleaded guilty or nolo contendere to, a felony;

•                  the employee shall have breached any non-competition agreement between the employee and the Company or its affiliates; or

•                  employee shall have openly disregarded his or her responsibilities to the Company and/or its affiliates and shall have refused to devote substantial time and energy to the business and affairs of the Company and/or its affiliates (other than due to permanent disability or temporary disability which, in the reasonable judgment of the Board of Directors, causes the employee to be incapable of devoting such time and energy) within 30 days after written notification by the Board of Directors that, in their good faith judgment, the employee has consistently failed to do so.

•                  Additionally, in the event that you are terminated without cause, prior to twelve (12) months from the date of commencement of your employment, you will receive 20% in vested stock options from the original grant.

•                  Finally, in the event that you are terminated without cause, you will be eligible to receive a pro-rate bonus. The amount will be the product of your actual earnings for the year multiplied by the bonus percentage you would have earned had you not been terminated. The bonus will be calculated and payable at the time governed by the Corporate Bonus Plan.

RESTRICTED ACTIVITIES:

•                  You Agree that some restrictions on your activities during and after your employment are necessary to protect the goodwill, confidential information and other legitimate interests of the Company and its affiliates:

While you are employed by the Company and for a twelve-month period commencing on the date your employment actually terminates (in the aggregate, the “Non-Competition Period”), you will not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its affiliates within the United States by engaging in the cosmetics, skin care, hair care, toiletries or fragrance business or other business in which the Company is engaged or preparing to become engaged (and in which you have been involved) within twelve-months prior to your termination of employment.

For the purposes of this paragraph, the business of the Company and its affiliates shall include all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its affiliates, together with all services provided by the Company or any of its affiliates, during your employment and shall encompass all items, products and services that may be used in substitution for these products.  For avoidance of doubt, the Non-Competition Period shall commence on the date your employment actually terminates (not at the conclusion of the period during which severance, if any, is being paid to you).

You agree that, during your employment with the Company, you will not undertake any outside activity, whether or not competitive with the business of the Company or its affiliates, that could give rise to a conflict of interest or otherwise with your duties and obligations to the Company or any of its affiliates.

•                  You acknowledge that you have carefully read and considered all the terms and conditions of this letter agreement, including the restraints imposed upon you pursuant to the paragraphs under the heading “Restricted Activities.” You agree that such restraints are necessary for the reasonable and proper protection of the Company and its affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further acknowledge that, were you to breach any of these covenants, the damage to the Company would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of  such covenants, without having to post bond. The parties further agree that, in the event that any provision set forth in the paragraphs under the heading “Restricted Activities” shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

EMPLOYMENT AT WILL: Your employment with Bare Escentuals is “at will,” which means that either you or Bare Escentuals has the right to terminate this employment arrangement at any time, with or without notice, and with or without cause. This policy of “at will” employment is the sole and entire agreement between you and Bare Escentuals as to the duration of employment and the circumstance under which employment may be terminated.

CONDITIONS OF EMPLOYMENT: As part of the Company’s employment offer process, a completed employment application and background check is required for all new employees.

Federal Immigration laws require that we verify the right of all new employees to work in the U.S. Therefore, we ask that you bring documents to verify your eligibility to work in the United States on your start date (these documents are typically a passport, or your right to work document/birth certificate along with a picture id (such as a drivers license). If you will not be able to provide documents by your start date, please contact me at 415-489-5511 prior to your scheduled start date.

EMPLOYMENT TERMS AND CONDITIONS: With the exception of employment at will, terms and conditions of employment with the Company may be modified at the sole discretion of the Company with or without cause or notice at any time. No implied contract concerning any employment-related decision or term or condition of employment can be established by any other statement, conduct, policy or practice. Examples of the types of terms and conditions of employment that are within the sole discretion of the Company include, but are not limited to, the following: promotions; demotions; compensation; benefits; work assignments; job duties and responsibilities; work hours and schedules; or any other terms and conditions as determined by the Company.

ACKNOWLEDGEMENT: This offer of employment will expire seven days from the date of this letter. If you wish to accept the offer, please sign in the place provided below and fax the signed letter to me at 415-358-4189. Two (2) copies of this document are provided; please return one executed copy to me and retain the second copy for your personal records.

We are committed to hiring you as soon as possible and understand due to your existing non-compete agreement you may not be able to commence employment with us for up to six months.

Diane, we make this offer of employment with great enthusiasm and with the firm belief that this will be a mutually beneficial relationship. We greatly look forward to having you join our Company and become a member of our team. Should you have any questions about starting with the Company, Please do not hesitate to contact me.

Very truly yours,

/s/ Leslie A. Blodgett
Leslie A. Blodgett
President & Chief Executive Officer
Bare Escentuals
71 Stevenson Street, 22nd Floor
San Francisco, CA 94105
415-489-5511

ACKNOWLEDGMENT: I accept the terms and conditions of employment as outlined above:

/s/ Diane M. Miles	Date:	4/5/06
Diane Miles
8th May 2006
Start Date